Exhibit 99.2

True Nature Holding Names Phillip Crone to Succeed Jeffrey Cosman on Board of Directors

Atlanta, Georgia - May 25, 2016 - True Nature Holding, Inc. today announced that it has appointed Mr. Phillip Crone to its Board of Directors and accepted the resignation of Dr. Jeffrey Cosman, who has decided to commit all of his time and energy pursuing the continued development of Meridian Waste Solutions, Inc. (OTCQB: MRDN).

True Nature CEO, Steve Keaveney, stated, “I am delighted that Phillip Crone is joining our team. He is an experienced entrepreneur with extensive experience in business development, public company investing as well as mergers and acquisitions. I have known him personally for over ten years, and we are already benefiting from his experience in business development and networking.”

Mr. Crone, 54, is an investor, author and motivational speaker. Early in his career, he spent circa fifteen years in the High Tech Arena. He sold a computer supply distributor in 1997 and took early retirement. From July 2007 to April 2011, he worked with Marsh, the Insurance Brokerage, as Vice President of Sales in charge of developing relationships and contacts to stimulate new business. From April 2011 to August 2012, he joined The McCart Group, a regional insurance and health benefits broker in Duluth, Georgia, as Managing Director, Business Development and Growth. His responsibilities included growing and managing the sales team, business development and developing key strategic relationships. Since September 2012, Mr. Crone has been focused on investing and providing motivational speeches to corporations, networking groups and family offices. Speech topics have centered on achieving personal and business success. Mr. Crone has been married to his wife, Julia, for 27 years, has two adult daughters and has resided in the Atlanta area for 28 years. Mr. Crone holds a BS in Marketing from Southern Illinois University.

Coincident with Mr. Crone’s appointment to the Board, True Nature accepted the resignation of Dr. Jeffrey Cosman. Dr. Cosman is CEO of the fast growing Meridian Waste Solutions, Inc. “I am very pleased to have been a part of the True Nature founding group, and remain very excited about the prospects for its future, but need to focus all of my time and energy building Meridian to the next level. I look forward to remaining a friend of the company and watch its continued success,” said Cosman. There were no disagreements or issues between Dr. Cosman and the Company.

About True Nature Holding, Inc.: True Nature Holding's business plans a roll-up of businesses in the compounding pharmacy industry. The plan is to acquire compounding pharmacies who have operated locally, but who may have specialty formulations seek a larger market. These pharmacies may serve both the veterinary and human markets. To achieve its goals, it intends to establish a national online pharmacy, True Nature Pharmacy, which will be a wholly owned subsidiary, and will market its product mix nationally through online marketing distribution channels.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

For more information, please contact:

Stephen Keaveney

Chief Executive Officer

True Nature Holding, Inc.

404-254-6980